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Exhibit 10.1

Pathmark Stores, Inc.

Amendment No. 2

        Amendment No. 2 dated as of November 1, 2002 in respect of the Credit Agreement dated as of September 19, 2000 (as amended, modified, supplemented and in effect from time to time, the "Credit Agreement") among Pathmark Stores, Inc. (the "Borrower"), the Lenders party thereto (individually, a "Lender" and collectively, the "Lenders") and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent (the "Administrative Agent").

        The Borrower has requested that the Administrative Agent consent to certain amendments to the Credit Agreement. The Administrative Agent, pursuant to authority granted by, and having obtained all necessary consents of, the Required Lenders (as defined in the Credit Agreement), has agreed to such amendments and, accordingly, the parties hereto hereby agree as follows:

        Section 1.    Definitions.    Except as otherwise defined in this Amendment No. 2, terms defined in the Credit Agreement are used herein as defined therein.

        Section 2.    Amendments.    Subject to the conditions precedent set forth in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

          2.01.    References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein" and "hereof") shall be deemed to be a reference to the Credit Agreement as amended hereby.

          2.02.    Leverage Ratio. Section 6.15 of the Credit Agreement is hereby amended to read in its entirety as follows:

            "Section 6.15. Leverage Ratio. The Borrower will not permit the Leverage Ratio for any four-fiscal-quarter period ending during any period set forth below to be in excess of the ratio set forth below opposite such period:

Period	Amount
Effective Date through fourth fiscal quarter of 2001 Fiscal Year	4.25 to 1.00
first and second fiscal quarters of 2002 Fiscal Year	3.75 to 1.00
third fiscal quarter of 2002 Fiscal Year	4.00 to 1.00
fourth fiscal quarter of 2002 Fiscal Year	3.75 to 1.00
2003 Fiscal Year	3.25 to 1.00
2004 Fiscal Year	3.00 to 1.00
2005 Fiscal Year	2.75 to 1.00
Thereafter	2.50 to 1.00"

        Section 3.    Representations and Warranties.    The Borrower represents and warrants to the Lenders that:

          (a)  this Amendment No. 2 has been duly and validly executed and delivered by the Borrower and constitutes the Borrower's legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms;

          (b)  on the date hereof, and after giving effect to this Amendment No. 2, no default is in existence and continuing; and

          (c)  the representations and warranties set forth in Section 3 of the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

        It shall be an event of default for all purposes of the Credit Agreement, as amended hereby, if any representation, warranty or certification made by the Borrower in this Amendment No. 2, or in any certificate or other writing furnished to any Lender or the Administrative Agent pursuant to this Amendment No. 2, shall prove to have been false or misleading as of the time made or furnished in any material respect.

        Section 4.    Conditions.    The amendments to the Credit Agreement set forth in Section 2 hereof shall become effective, as of the date hereof, upon (i) the execution of this Amendment No. 2 by the Borrower and the Administrative Agent with the consent of the Required Lenders, (ii) the payment to each Lender that consents to, and authorizes the Administrative Agent to execute, this Amendment No. 2 not later than 5:00 p.m. New York time on November 1, 2002, of an amendment fee in an amount equal to 1/8 of 1% of the sum of (x) the Revolving Commitment of such Lender on such date plus (y) the aggregate outstanding principal amount of the Term Loans of such Lender on such date and (iii) receipt by the Administrative Agent of all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including without limitation the fees of Milbank, Tweed, Hadley & McCloy LLP, counsel for JPMorgan Chase Bank.

        Section 5.    Miscellaneous.    Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in counterparts which, taken together, shall constitute a single document and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by and construed in accordance with the law of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date and year first above written.

Pathmark Stores, Inc.
By	/s/ MARC A. STRASSLER
Name:	Marc A. Strassler
Title:	Senior Vice President
JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent
By	/s/ TERI STREUSAND
Name:	Teri Streusand
Title:	Vice President

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  Exhibit 10.1
Pathmark Stores, Inc. Amendment No. 2